EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83940 on Form S-8 of HF Financial Corp. of our report dated December 7, 2015, relating to the statements of net assets available for benefits of the HF Financial Corp. Retirement Savings Plan, as of June 30, 2015 and 2014 and the related statement of changes in net assets available for benefits for the year ended June 30, 2015, which report appears in the fiscal 2015 annual report on Form 11-K of the HF Financial Corp. Retirement Savings Plan.

Mankato, Minnesota
December 7, 2015